EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-8 (File Nos. 333-263214 and 333-203311) of our report dated June 23, 2023 with respect to the audited financial statements of Solitron Devices, Inc. appearing in this Annual Report on Form 10-K for the year ended February 29, 2024.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

July 11, 2024